NORTHSTAR HEALTHCARE INC.

EXHIBIT 21.1

SUBS

Name of subsidiary	Principle activity	Location	Ownership

Northstar Healthcare Holdings, Inc.	Financial	Houston, TX	100.0%

Northstar Healthcare Acquisitions, LLC	Financial	Houston, TX	100.0%

Northstar Healthcare Subco, LLC	Financial	Houston, TX	100.0%

Northstar Healthcare Management Company, LLC	Financial	Houston, TX	100.0%

The Palladium for Surgery - Dallas, Ltd.	Financial	Dallas, TX	100.0%

Northstar Healthcare Surgery Center - Houston, LLC	ASC	Houston, TX	100.0%

Northstar Healthcare Surgery Center - Scottsdale, LLC	ASC	Scottsdale, AZ	100.0%

Northstar Healthcare Limited Partner, LLC	Financial	Houston, TX	100.0%

Northstar Healthcare General Partner, LLC	Financial	Houston, TX	100.0%

The Palladium for Surgery - Houston, Ltd.	Financial	Houston, TX	91.9%

Microsurgery Institute, LLC	ASC	Dallas, TX	35.0%

NHC ASC - Dallas, LLC	Financial	Dallas, TX	35.0%

Medical Ambulatory Surgical Suites, L.P.	ASC	Houston, TX	25.0%

Northstar Healthcare Dallas Management, LLC	Financial	Houston, TX	50.0%